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                                         Filed Pursuant to Rule 424(b)(3)
                                         File No. 333-71969
 __________________________________________________________________________


                             DATALINK.NET, INC.

                     SUPPLEMENT NO. 6 DATED MAY 10, 2000
                     TO PROSPECTUS DATED OCTOBER 4, 1999


      On April 26, 2000, we effected a two for one forward split of our outstanding common stock through a stock dividend. As a result, each share of preferred stock outstanding is now convertible into two shares of common stock. The placement agent warrants that remain outstanding have been forward split two for one, and are now exercisable at $1.875 per share of common stock. All shares offered by the prospectus are adjusted accordingly.

     Commonwealth Associates has transferred warrants to purchase 50,000 shares of our common stock to M.H. Meyerson. As a result of this transaction and sales made to date, the disclosures concerning Commonwealth Associates and M.H. Meyerson are updated as follows:

                                 Beneficial Ownership Before Offering
                            ________________________________________________

                            Number of
                             Shares
                            Issued or
                            Issuable      Issued or
                            on Conver-    Issuable
                             sion of      on Exer-
                            Preferred     cise of      Shares      Warrants
Selling Securityholder        Stock       Warrants     Offered     Offered
______________________      _________     _________    ________    ________

Commonwealth Associates        -0-        422,106      422,106     422,106
M.H. Meyerson                  -0-         50,000       50,000      50,000